Exhibit 19.1

MSCI TRADING POLICY FOR TRANSACTIONS IN MSCI INC. SECURITIES

Compliance Department
January 2025
**For all MSCI Offices**

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MSCI TRADING POLICY FOR TRANSACTIONS IN MSCI INC. SECURITIES | JANUARY 2025
I. Introduction
The MSCI Employee Trading Policy for Transactions in MSCI Inc. Securities (the “Policy”) applies to all directors, officers and employees of MSCI Inc. and its subsidiaries (the “Company”) with respect to transactions in the Company’s securities. It is essential to you, as well as to the reputation and success of the Company, that you understand this policy and strictly adhere to it.
This Policy is in addition to, and does not replace, the requirements set forth in MSCI’s other trading policies applicable to all or designated MSCI personnel (the “Company Trading Policies”). As such, all the relevant requirements of the Company Trading Policies apply to this Policy. For example, as set forth in the Company Trading Policies, all trades must be pre-cleared against the Restricted List prior to placing the trade.
This Policy applies not only to your personal accounts but also to all other accounts over which you could reasonably be expected to be able to exercise influence or control (whether or not you actually have such influence or control) (“Controlled Accounts”), including but not limited to:
•all accounts of your spouse or domestic partner;
•all accounts of your, your spouse’s or your domestic partner’s children or relatives who reside in the same household with you or to whom you or your spouse or domestic partner contribute substantial support;
•all trust accounts for which you act as trustee or which you otherwise guide or influence;
•all arrangements similar to trust accounts that benefit you directly or indirectly; and
•all corporate, partnership or custodian accounts controlled, directly or indirectly, by you.
You are responsible for violations of this Policy by your household members or other owners or beneficiaries of Controlled Accounts. You must ensure that they are aware of the provisions of this Policy and the need to check with you so you may obtain approval before trading in any Company securities.
You are expected to recognize and comply with the spirit of this Policy in addition to literal compliance with its terms. If you have any questions about this Policy’s meaning or application, please contact the Company’s Legal and Compliance Department.

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II. Inside information
A. GENERAL RULE
The U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. U.S. securities laws give the Company, its directors, officers and employees responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities.
All current and former employees, officers and directors should pay particularly close attention to the laws against trading on “inside” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. For example, if an employee, officer or a director of a company knows material inside information, that person is prohibited from buying or selling stock in the company until the information has been disclosed to the public. This is because the person knows information that could reasonably be expected to cause the stock price to change, and it would be unfair for the employee, officer or director to have an advantage that the rest of the investing public does not have. In fact, it is more than unfair, it is considered to be fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe.
The general rule can be stated as follows: It is a violation of the federal securities laws for any person to buy or sell securities if he or she is in possession of material inside information. Information is material if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. Material inside information should not be disclosed to anyone, except to persons within the Company whose positions require them to know it.
Material information may include, but is not limited to:
•actual changes in financial performance
•current levels of revenue
•significant changes in sales volumes, liquidity, strategic plans or product pricing
•major business acquisitions or dispositions
•significant changes in accounting treatment
•financial, sales or other significant internal business forecasts
•changes in debt ratings or analyst upgrades or downgrades
•significant related party transactions
•loss or gain of a significant customer

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MSCI TRADING POLICY FOR TRANSACTIONS IN MSCI INC. SECURITIES | JANUARY 2025
•major financings or borrowings
•projections of future earnings or losses, or other earnings guidance
•incidents of cybersecurity or data breaches
Such material information is inside information if it has not been publicly disclosed. Furthermore, it is illegal for any person in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities. This is called “tipping.” In cases of tipping, both parties may be held liable.
The Securities and Exchange Commission (the “SEC”), the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading. A breach of the insider trading laws could expose the insider to criminal fines up to three times the profits earned and imprisonment up to ten years, in addition to civil penalties (up to three times the profits earned) and injunctive actions. In addition, punitive damages may be imposed under other applicable laws. Securities laws also subject “controlling persons” to civil penalties for illegal insider trading by employees, including employees located outside the United States. “Controlling persons” include directors, officers and supervisors. These persons may be subject to fines up to the greater of $1,000,000 or three times profit (or loss avoided) by the insider trader.
Inside information does not belong to the individual directors, officers or employees who may handle it or otherwise become knowledgeable about it. It is an asset of the Company. For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company’s interests. Using material inside information in connection with trading in the Company’s securities constitutes fraud against both the investing public and the Company.
B. TRADING IN OTHER COMPANIES’ SECURITIES
The same rules apply to other companies’ securities. Directors, officers and employees who learn material inside information about suppliers, customers, competitors or others through their work at the Company must keep such information confidential and may not buy or sell or give tips about securities of such companies until the information becomes public. For example, it would be a violation of the securities laws if an employee, officer or director learned through Company sources that the Company intended to purchase assets from a supplier, and then bought or sold stock in that supplier because of the likely increase or decrease in the value of its securities.
C. TRADING IN MSCI’S SECURITIES
The following requirements must be followed in order to ensure compliance with applicable antifraud laws and with the Company’s policies:

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1.Inside Information. No current or former employee, officer or director is permitted to place a purchase or sale order, or recommend that another person place a purchase or sale order, in the Company’s securities when he or she has knowledge of material inside information concerning the Company. This includes any such orders concerning securities and convertible securities and exercise of employee options. Stock acquired through the exercise of a stock option will be treated like any other stock and may not be sold while in possession of material inside information. Any employee, officer or director who possesses material inside information should wait until the start of the third full trading day after the information has been publicly released before seeking pre-approval to trade.
2.Avoid Speculation. Investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the director, officer or employee in conflict with the best interests of the Company and its stockholders. Although this Policy does not mean that employees, officers or directors may never sell shares, the Company encourages directors, officers and employees to avoid frequent trading in Company stock. Speculating in Company stock is not part of the Company’s culture.
3.Account and Trading Restrictions and Requirements.
•Permitted Accounts. All employees receiving MSCI stock, Restricted Stock Units (“RSU”s), Performance Stock Units (“PSU”s), stock options or other securities received as part of their MSCI compensation are provided an E*Trade account. Employees may only hold MSCI stock, RSUs and PSUs, stock options and other securities, and may only trade MSCI stock, through E*Trade or other designated brokers that report employee transactions to MSCI via the Compliance Portal for monitoring.
•Trading Windows.
•Trading in MSCI securities and any exercise of employee stock options are only permitted during open trading windows (“Trading Window”). Typically, the Trading Window is open from the start of the third full trading day following an earnings release with respect to the preceding fiscal period through the fifth day of the last month of the then current fiscal quarter.
•Modifications to Trading Windows including additional or extended trading blackout periods may be imposed by the General Counsel or his or her designees from time to time.
•The Legal and Compliance department will announce when a Trading Window opens and closes.

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•Requests for exceptions to trade outside of an open Trading Window will only be granted by the General Counsel for reasons of exceptional personal hardship and will be subject to written certification that you do not possess any material inside information.
•In limited circumstances, charitable contributions, gifts and certain other transfers or dispositions of MSCI stock may be permitted outside of a Trading Window subject to pre-approval by the Company’s General Counsel or his or her designee.
•Holding Periods. You must hold all positions in MSCI securities for a minimum of 90 days (shares acquired by exercising an employee stock option, or upon conversion of a restricted or performance stock unit, held for the required period do not need to be held for any additional amount of time).
•Pre-Approval. You must pre-clear and obtain pre-approval for all transactions in MSCI securities from the Company’s General Counsel or his or her designee by submitting a request through the Compliance Portal. In the case of non-employee directors of MSCI Inc., pre-approval may be obtained via email confirmation from the General Counsel or his or her designee.
•The automatic exercise and any related “net exercise” of a stock option or stock appreciation right in connection with the relevant award’s expiration date pursuant to the terms of the applicable award agreement is not subject to the restrictions set forth above relating to Trading Window periods and pre-clearance and pre-approval procedures. However, any shares acquired via any such automatic exercise will remain subject to the requirements of this policy.
•Additional Requirements. Additional requirements or restrictions may by imposed by the General Counsel or his or her designee from time to time. You are responsible for reading and following all announcements from the Legal and Compliance Department.

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D. EXCEPTIONS FOR TRANSFERS PURSUANT TO RULE 10b5-1
Under Rule 10b5-1, employees can establish an affirmative defense to allegations of insider-trading when their trades are made pursuant to a written contract, letter of instruction or plan that complies with Rule 10b5-1.
Procedures for Approving Trades Under Rule 10b5-1 Plans
•Directors, officers and employees may only enter into or modify trading plans during a Trading Window and when they are not aware of material inside information.
•No trades shall be treated as having been made pursuant to a Rule 10b5-1 Plan under this Policy unless:
•The Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1;
•The General Counsel or his or her designee has approved the Rule 10b5-1 Plan, and has certified such approval in writing at least two weeks in advance of the first trade thereunder; and
•The person establishing or modifying the Rule 10b5-1 Plan has certified to the General Counsel in writing no earlier than two business days prior to the date that the Rule 10b5-1 Plan is formally established or modified, that:
•Such person is not in possession of material inside information concerning the Company and all such trades to be made pursuant to Rule 10b5-1 Plan will be made in accordance with the Securities Act of 1933 (the “1933 Act”) and the Securities Exchange Act of 1934 (the “1934 Act”);
•Such person has acted in good faith with respect to the Rule 10b5-1 Plan; and
•The Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1, including:
•Cooling off periods
◦With respect to directors and officers, a cooling-off period that is the later of (i) 90 days after the adoption or modification of the trading plan or (ii) two business days following the filing of the Company’s Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified, but in all cases, the required cooling-off period is not to exceed 120 days following adoption or modification of the Rule 10b5-1 Plan.
◦With respect to employees other than directors or officers, a cooling-off period of 30 days after the adoption or modification of the trading plan. Early termination of a Rule

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10b5-1 Plan triggers a new cooling-off period before a subsequent plan can be adopted.
•A director, officer or employee may not have more than one Rule 10b5-1 Plan for open market purchases or sales of MSCI securities unless the later-commencing plan is not authorized to begin until after all trades under the earlier-commencing plan are completed or expire without execution. Note that early-terminated plans are subject to the applicable cooling off period above.
•Single Trade Plans
•In any 12-month period, a director, officer or employee is limited to establishing one “single-trade plan” — meaning a plan designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction.
•A Rule 10b5-1 Plan will not be treated as a single-trade plan if, for example, it gives the director, officer or employee’s agent discretion over whether to execute the plan as a single transaction, or provides that the agent’s future acts will depend on events or data not known at the time the plan is entered into and it is reasonably foreseeable at the time the plan is entered into that the plan might result in multiple trades. Sell-to-cover Rule 10b5-1 Plans are exempt from this limitation.
No approval by the General Counsel or his or her designee shall be considered the General Counsel’s or the Company’s approval that the Rule 10b5-1 Plan satisfies the requirements of Rule 10b5-1. It shall be the sole responsibility of the person establishing the Rule 10b5-1 Plan to ensure that such plan complies with the requirements of Rule 10b5-1 and any other relevant legal requirements. The existence of the foregoing approval procedures does not in any way obligate the General Counsel or his or her designee to approve any Rule 10b5-1 Plan. The General Counsel or his or her designee may reject any trading requests or Rule 10b5-1 Plans at his or her sole discretion.
E. APPLICABILITY OF U.S. SECURITIES LAWS TO INTERNATIONAL TRANSACTIONS
All employees of the Company’s subsidiaries are subject to the restrictions on trading in the Company’s securities and the securities of other companies. The U.S. securities laws may be applicable to the securities of the Company’s subsidiaries or affiliates, even if they are located outside the United States. Transactions involving securities of subsidiaries or affiliates should be carefully reviewed by counsel for

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compliance not only with foreign local law but also for possible application of U.S. securities laws.
III. Prohibited transactions
The Company has determined that certain types of speculative transactions may present heightened legal risks and potential for the appearance of improper conduct. Therefore, it is the Company’s policy to prohibit or discourage the following types of transactions.
A. TRADING IN OPTIONS
The insider trading prohibition applies to market-traded options, such as put and call options, which are speculative instruments and carry risks. People who buy options are often betting that the stock price will move rapidly. For that reason, when a person trades in options in his or her employer’s stock, it may arouse suspicion in the eyes of the SEC or an exchange that the person was trading on the basis of material inside information, particularly where the trading occurs before a Company announcement or major event. It can be difficult for a director, officer or employee to prove that he or she did not know about the announcement or event.
If the SEC or an exchange were to notice active options trading by one or more directors, officers or employees of the Company prior to an announcement, they would investigate. Such an investigation could be embarrassing to the Company (as well as expensive) and could result in severe penalties and expense for the persons involved. For all of these reasons, the Company prohibits its directors, officers and employees from trading in market-traded options on the Company stock.
By contrast, employee stock options granted as part of the Company’s compensation program are not market-traded and cannot be sold or transferred. These options may only be exercised in accordance with the terms of the Company’s equity compensation plans, relevant award agreements and in compliance with this Policy.
B. MARGIN ACCOUNTS AND MANAGED ACCOUNTS; PLEDGING AS COLLATERAL
The Company prohibits directors, officers and employees from (i) purchasing Company securities on margin, (ii) holding Company securities in a margin account or managed account, or (iii) pledging Company securities as collateral for a loan because such a sale may occur at a time when a director, officer or employee has material inside information or is otherwise not permitted to trade in Company securities. Securities held in a margin account or a managed

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account (i.e., where discretion is given to your broker) or pledged as collateral for a loan may be sold by the broker without the customer’s consent under certain circumstances or by the lender in foreclosure if the customer defaults on the loan.
C. SHORT SALES
Short sales of the Company’s securities (i.e., the sale of a security that you do not own) are prohibited as they may evidence an expectation that the securities will decline in value and have the potential to signal to the market that you lack confidence in the Company’s prospects. In addition, short sales may be viewed as reducing your incentive to seek to improve the Company’s performance. (see “Prohibition of Short Sales” below in Section IV.E).
D. HEDGING TRANSACTIONS
Hedging or monetization transactions allow an investor to receive a cash amount similar to proceeds of disposition, and to transfer part or all of the economic risk and/or return associated with securities of an issuer, without formally transferring the legal and beneficial ownership of such securities. These transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts (i.e., contracts which allow an investor to receive an up-front payment in exchange for delivery of a variable amount of shares or cash in the future), swaps, futures or zero cost contracts (i.e., contracts that allow an investor to lock in much of the value of his or her security holdings, often in exchange for all or part of the potential for upside appreciation in the securities). Such hedging transactions may permit a director, officer or employee to continue to own the Company’s securities, but without the full risks and rewards of ownership. Accordingly, you may no longer have the same objectives as the Company’s other shareholders. Therefore, all hedging and monetization transactions are strictly prohibited.
E. STOP AND LIMIT ORDERS
Stop and limit orders create heightened risks for insider trading violations because there is no control over the timing of the execution of the purchases or sales and, as a result, the broker may execute the transaction when you are aware of material inside information. For this reason, we discourage the use of stop or limit orders of Company securities. If you determine that you must use a stop or limit order, it must be a same-day order only and must otherwise comply with the requirements and restrictions set forth in this Policy.

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IV. Additional restrictions for section 16 insiders and certain affiliates
A. PUBLIC RE-SALES – RULE 144
The 1933 Act requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 provides a “safe harbor” exemption, allowing certain public resales of restricted or control securities without requiring full SEC registration, subject to specified conditions. Rule 144 under the 1933 Act is the exemption typically relied upon for public re-sales of (i) “restricted securities” (i.e., unregistered securities acquired directly from an issuer typically through a private offering) and (ii) “control securities” (i.e., securities that were previously registered but are owned by any person who, during the 90 days immediately before the sale, directly or indirectly controls1 the issuer such as executive officers, directors or a significant shareholder (known as “affiliates”). All outstanding shares of the Company’s stock, other than those sold to the public or acquired upon the conversion of employee restricted stock units or the exercise of employee stock options are “restricted securities.”
Rule 144 contains five conditions, although the applicability of some of these conditions will depend on the circumstances of the sale. Sellers who are not affiliates at the time of the sale, and have not been affiliates for the three months preceding the sale, must only comply with the holding period requirement.
1.Current Public Information. Current information about the Company must be publicly available at the time of sale. The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement.
2.Holding Period. Restricted securities must be held and fully paid for by the seller for a period of at least six months prior to the sale. The holding period typically commences once the securities are fully paid for. The holding period requirement only applies to “restricted securities” and not “control securities” that were previously registered or sold publicly. If the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the six-month requirement has been satisfied. Tacking is also generally allowed when the new securities simply continue the holder’s existing investment in another form.
1 An individual’s status as an affiliate is fact dependent and requires an evaluation of the individual’s “control” over the issuer (i.e., the extent to which the individual possesses, directly or indirectly, the power to direct or cause the direction of management and the policies of the issuer).

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3.Volume Limitations. The amount of securities which can be sold during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the filing of the notice of sale referred to below.
4.Manner of Sale. The securities must be sold in (i) unsolicited brokers’ transactions, (ii) directly to a market-maker or (iii) in certain riskless principal transactions.
5.Notice of Proposed Sale. The seller must electronically file a Form 144 with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000 in any three-month period.
Bona fide gifts are not deemed to involve sales of stock for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor for a period of up to six months following the gift, depending on the circumstances.
B. RESTRICTIONS ON PURCHASES OF COMPANY SECURITIES
In order to prevent market manipulation, the SEC adopted Regulation M under the 1934 Act. Regulation M generally prohibits the Company or any of its affiliates from buying Company stock in the open market during certain periods while a public offering is taking place. Regulation M sets forth guidelines for purchases of Company stock by the Company or its affiliates while a stock buyback program is occurring. You should consult with the Company’s General Counsel if you desire to make purchases of Company stock during any period that the Company is making a public offering. There also may be additional considerations when the Company is buying stock from the public, so it is essential to always obtain approval prior to any transaction in Company securities.
C. DISGORGEMENT OF PROFITS ON SHORT-SWING TRANSACTIONS – SECTION 16(b)
Section 16 of the 1934 Act applies to directors and officers (such as the Company’s president, CFO, and principal accounting officer), and other officers or individuals who perform policy-making functions for the Company and to any

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person owning more than 10%2 of any registered class of the Company’s equity securities. The section is intended to deter such persons (collectively referred to below as “Insiders”) from misusing material inside information about their companies for personal trading gain.
•Section 16(a) requires Insiders to:
•publicly disclose any changes in their beneficial ownership of the Company’s equity securities (see “Filing Requirements” below); and
•disgorge to the Company any “profit” resulting from “short-swing” trades, as discussed more fully below.
•Section 16(c) effectively prohibits Insiders from engaging in short sales (see “Prohibition of Short Sales” below).
Under Section 16(b), any profit realized by an Insider on a “short-swing” transaction (i.e., a purchase and sale, or sale and purchase, of the Company’s equity securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a stockholder acting on its behalf. By law, the Company cannot waive or release any claim it may have under Section 16(b), or enter into an enforceable agreement to provide indemnification for amounts recovered under the section.
Liability under Section 16(b) is imposed in a mechanical fashion without regard to whether the Insider intended to violate the section. Good faith, therefore, is not a defense. All that is necessary for a successful claim is to show that the Insider realized “profits” on a short-swing transaction; however, profit, for this purpose, is calculated as the difference between the sale price and the purchase price in the matching transactions and may be unrelated to the actual gain on the shares sold. When computing recoverable profits on multiple purchases and sales within a six month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on, regardless of actual gains or losses. This method can result in recoverable profits being calculated even if the Insider sustains a net loss across a series of transactions.
The terms “purchase” and “sale” are construed under Section 16(b) to cover a broad range of transactions, including acquisitions and dispositions in tender offers and certain corporate reorganizations. Moreover, purchases and sales by an Insider may be matched with transactions by any person whose securities are
2 For purposes of determining status as a 10% shareholder, a person is deemed to beneficially own securities over which that person exercises voting or investment control. However, for reporting transactions and holdings, a person is deemed to be the beneficial owner of securities if that person has a pecuniary interest in such securities (i.e., the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities). Section 16 does not apply to qualified institutional investors who hold securities (1) for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of business and (2) without the purpose or effect of changing or influencing control over the issuer.

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deemed to be beneficially owned by the Insider (such as certain family members or controlled entities).
The Section 16 rules are complicated and present ample opportunity for inadvertent error. To avoid unnecessary costs and potential embarrassment for Insiders and the Company, Insiders must consult with the Company’s General Counsel prior to engaging in any transaction or other transfer of Company equity securities that may constitute a “short-swing” trade.
D. PROHIBITION OF SHORT SALES
Under Section 16(c), Insiders are prohibited from effecting “short sales” of the Company’s equity securities. A “short sale” is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale. Wholly apart from Section 16(c), the Company prohibits directors, officers and employees from short selling the Company’s stock. This type of activity is inherently speculative in nature and is contrary to the best interests of the Company and its shareholders.
E. FILING REQUIREMENTS
1.Forms 3, 4 and 5. Under Section 16(a) of the 1934 Act, Insiders must file with the SEC public reports disclosing their holdings of, and transactions involving, the Company’s equity securities. Copies of these reports must also be submitted to the Company.
•An initial report on Form 3 must be filed by every Insider within 10 days after election or appointment disclosing all equity securities of the Company beneficially owned by the reporting person on the date he or she became an Insider. Even if no securities were owned on that date, the Insider must file a report.
•Any subsequent change in the nature or amount of beneficial ownership by the Insider, including gifts, must be reported on Form 4 and filed by the end of the second business day following the date of the transaction. Under the SEC’s amended rules, gifts are no longer exempt from immediate reporting and must be disclosed on Form 4.
•Certain exempt transactions may be reported on Form 5 within 45 days after the end of the fiscal year. The fact that an Insider’s transactions resulted in no net change, or the fact that no securities were owned after the transactions were completed, does not provide a basis for failing to report. Changes in the form of beneficial ownership that do not alter a person’s pecuniary interest in the securities (e.g., transfers from direct to indirect ownership) generally do not trigger an immediate Form 4 reporting requirement. However, such changes must still be reported on Form 5 within

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45 days of the end of the fiscal year if not previously reported. Transactions such as stock dividends are generally reportable. Moreover, an officer or director who has ceased to be an Insider must report any transactions after termination which occurred within six months of a transaction that occurred while the person was an Insider.
The reports under Section 16(a) are intended to cover all securities beneficially owned either directly by the Insider or indirectly through others. An Insider is considered the direct owner of all Company equity securities held in his or her own name or held jointly with others. An Insider is considered the indirect owner of any securities from which he or she obtains benefits substantially equivalent to those of ownership. Thus, equity securities of the Company beneficially owned through partnerships, corporations, trusts, estates and by family members generally are subject to reporting. Absent countervailing facts, an Insider is presumed to be the beneficial owner of securities held by his or her spouse, domestic partner and other family members sharing the same home. An Insider may, however, seek to disclaim beneficial ownership of these or any other securities being reported if the Insider believes there is a reasonable basis for doing so.
It is important that reports under Section 16(a) be prepared properly and filed on a timely basis. The reports must be received at the SEC by the filing deadline. There is no provision for an extension of the filing deadlines, and the SEC can take enforcement action against Insiders who do not comply fully with the filing requirements. In addition, the Company is required to disclose in its annual proxy statement the names of Insiders who failed to file Section 16(a) reports properly during the fiscal year, along with the particulars of such instances of non-compliance. All Insiders must notify the Company’s General Counsel prior to any transactions or changes in their or their family members’ beneficial ownership, or any account they could reasonably be expected to influence or control, involving Company stock and to avail themselves of the assistance available from the General Counsel’s office in satisfying the reporting requirements. Insiders should also ensure their EDGAR access codes are up to date to meet these filing requirements.
2.Schedule 13D and 13G. Section 13(d) of the 1934 Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group which acquires beneficial ownership of more than five percent of a class of equity securities registered under the 1934 Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit.
A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within ten days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an

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MSCI TRADING POLICY FOR TRANSACTIONS IN MSCI INC. SECURITIES | JANUARY 2025
increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed within two business days. A decrease in beneficial ownership to less than five percent is per se material and must be reported.
A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). Beneficial ownership may also extend to securities held indirectly through trusts, family members, or other controlled entities. As is true under Section 16(a) of the 1934 Act, a person filing a Schedule 13D may seek to disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.
V. Potential disciplinary sanctions
A. COMPANY DISCLOSURE
Violation of this Policy or insider trading or tipping laws by any director, officer or employee may subject such director to dismissal proceedings and such officer or employee to disciplinary action by the Company up to and including termination for cause. A violation of this Policy is not necessarily the same as a violation of law. In fact, this Policy contains requirements that may be broader than the law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
B. REPORTING OF VIOLATIONS
Any director, officer or employee who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other director, officer or employee, must report the violation immediately to the General Counsel. Upon learning of any such violation, the General Counsel will determine whether the Company should release any material inside information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.
VI. Modifications; personal responsibility
This Policy cannot address all potential transactions, trades or types of financial products that may exist today or be developed in the future. Accordingly, the

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MSCI TRADING POLICY FOR TRANSACTIONS IN MSCI INC. SECURITIES | JANUARY 2025
Company reserves the right from time to time to review and consider whether to include additional transactions, types of products or trading arrangements as prohibited under this Policy.
It is your responsibility to understand this Policy and the trading restrictions and laws applicable to you and all Controlled Accounts and to comply with both the letter and the spirit of this Policy and applicable law. This requires that you not only avoid actual misconduct, but also the appearance of impropriety. You should assess the potential reputational and compliance implications for yourself and the Company before taking any action. You will be held personally responsible for any violation of this Policy.
When in doubt, please direct all inquiries regarding any of the provisions or procedures of this Policy to the MSCI Legal and Compliance Department.

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